Exhibit 99.1

HouseValues Announces Record Financial Results for First Quarter;

Quarterly Revenue Increases 89 Percent Over Prior Year; 22 Percent

Over Previous Quarter

Company raises 2005 revenue target by 18% to $82-88 million

KIRKLAND, WASH. – April 26, 2005 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended March 31, 2005.

For the quarter, HouseValues reported revenue of $17.6 million, an increase of 89 percent from the comparable quarter last year. First quarter 2005 net income was $2.9 million, or $0.11 per diluted share, compared to net income of $1.7 million, or $0.08 per diluted share, in the first quarter of 2004.

“Growing awareness and customer success is driving extraordinary demand from both real estate professionals and home buyers and sellers,” said Ian Morris, chief executive officer of HouseValues, Inc. “We have experienced more than 30% customer growth over the past two quarters, and now have more than 13,000 real estate professionals that are helping us build a network of the nation’s most successful agents.”

According to Borrell Associates, only 10% of the more than $11 billion dollars being spent on real estate marketing annually is spent on the Internet, even though the National Association of Realtors reports that 74% of consumers start their home searches online.

“We are capturing a greater share of online marketing spend because we believe our customers are seeing incredible ROI with their HouseValues subscriptions,” stated Morris.

Chief Financial Officer John Zdanowski added, “The first quarter capped off our 16th consecutive quarter of profitability. Operating profit measured by EBITDA grew by 69% year-over-year to $5.0 million in the first quarter, driving record net income of $2.9 million.”

Guidance

As a result of strong demand for its services from real estate professionals and home buyers and sellers, HouseValues is raising its guidance. In the second quarter, the company expects revenue in the range of $20-$21 million, EBITDA of $5.0-$5.5 million and GAAP earnings per share of $0.11 to $0.12.

Most notably, HouseValues announced increased investments in sales, coaching and marketing which the company expects will drive increased revenue in 2005 and beyond. For the full year, HouseValues expects revenue in the range of $82-88 million, an increase of 18% from the $70-74 million guidance it provided last quarter. The company expects full-year EBITDA in the range of $21-23 million and GAAP earnings per share of $0.44 to $0.48.

“The strength of our business has enabled HouseValues to increase its investments in future growth while still raising our profit target for 2005,” Morris said.

The HouseValues Solution

HouseValues solves the marketing challenges facing the real estate industry by helping residential real estate professionals capture, cultivate and convert leads into closed business. They do this by generating hundreds of thousands of consumer requests each month and providing those requests to real estate professionals on an exclusive basis, along with a Web based customer relationship management tool and a personal coach dedicated to helping every customer succeed.

HouseValues generates consumer requests for real estate professionals via two consumer-facing Web sites: HouseValues.com, which targets home sellers, and JustListed.com, which targets home buyers. To generate these requests HouseValues focuses on delivering the two things most valued by real estate consumers. For home sellers that’s a personalized valuation of their home performed by a licensed real estate agent that specializes in their neighborhood. For home buyers that’s being notified about new home listings that match their criteria as soon as those homes hit the market.

HouseValues has built relationships with more than 13,000 individual real estate professionals representing every major real estate franchise brand and brokerage company, serving the nearly 48,000 neighborhoods nationwide.

“By meeting the needs of our real estate professional customers and helping them exceed the expectations of consumers, we believe we have differentiated HouseValues and established ourselves as a leader in the real estate industry,” Morris said. “That focus, combined with what we believe is a far better value proposition for real estate professionals, is why we expect to continue to grow our share of real estate marketing spend at the expense of newspapers and the rest of the print classifieds segment of the market.”

Conference Call

HouseValues, Inc. will host a conference call to discuss these financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live Web cast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. The call will be available via live audio at 1-800-240-5318. An audio replay of the call will also be available to investors beginning at 8 p.m. ET today, through May 10, 2005, by dialing 1-800-405-2236 and entering the passcode 11027820#.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,”

“anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats, to manage costs, and to expand into new lines of business. Please refer to the Company’s Annual Report on Form 10-K for calendar year 2004 filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non GAAP Measures

This press release includes a discussion of EBITDA, which is a non GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that is defined as earnings before net interest, income taxes, depreciation and amortization. EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to EBITDA as reported by other companies. We believe EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to EBITDA.

About HouseValues, Inc.

HouseValues, Inc. (NASDAQ: SOLD) provides innovative marketing services that enable residential real estate professionals to capture and cultivate leads, and convert these leads into closed transactions. HouseValues’ integrated offering provides real estate professionals with leads generated from its HouseValues.com and JustListed.com Web sites, together with its online prospect management system and personalized coaching and training to help them increase lead conversion. More information about the company can be found at http://www.housevaluesinc.com

###

For Additional Information:

Media Only:

June Parina for HouseValues, Inc.

(415) 217-4968

june@blueshirtgroup.com

Investors Only:

Todd Friedman for HouseValues, Inc.

(415) 217-5869

todd@blueshirtgroup.com

SOLD: FINANCIAL

HouseValues, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Quarters ended March 31,
	2005	2004
Revenues	$17,619	$9,323
Expenses:
Sales and marketing	8,622	4,315
Technology and product development	1,234	723
General and administrative	2,770	1,323
Depreciation and amortization of property and equipment	354	198
Amortization of intangible assets	152	163
Stock-based compensation	297	21

Total expenses	13,429	6,743

Income from operations	4,190	2,580
Interest income	318	17

Income before income tax expense	4,508	2,597
Income tax expense	1,578	913

Net income	$2,930	$1,684

Net income per share:
Basic	$0.12	$0.09

Diluted	$0.11	$0.08

HouseValues, Inc.
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(Unaudited)
	Quarters ended March 31,
	2005	2004
GAAP net income	$2,930	$1,684

Less: Interest income	(318)	(17)

Add: Depreciation and amortization	354	198
Amortization of intangible assets	152	163
Amortization of stock-based compensation	297	21
Income tax expense	1,578	913

Non-GAAP performance measure (EBITDA)	$4,993	$2,962

HouseValues, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$58,010	$57,562
Short-term investments	19,315	17,316
Accounts receivable, net of allowance of $114 and $95, respectively	349	84
Prepaid expenses	1,012	1,245
Deferred income taxes	483	222
Other current assets	1,495	1,605

Total current assets	80,664	78,034
Property and equipment, net of accumulated depreciation of $2,398 and $2,051	4,356	3,702
Goodwill	1,329	948
Intangible assets, net of accumulated amortization of $1,378 and $1,225	1,319	1,430
Other noncurrent assets	523	450

Total assets	$88,191	$84,564

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,294	$1,167
Accrued compensation and benefits	2,205	2,407
Accrued expenses and other current liabilities	2,876	3,706
Deferred rent, current portion	248	261
Deferred revenue	1,140	1,014
Income taxes payable	999	103

Total current liabilities	8,762	8,658
Deferred rent, less current portion	1,384	1,306

Total liabilities	10,146	9,964
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 25,085,294 and 24,935,000 shares at March 31, 2005 and December 31, 2004, respectively	68,717	68,631
Deferred stock-based compensation	(4,195)	(4,624)
Retained earnings	13,523	10,593

Total shareholders’ equity	78,045	74,600

Total liabilities and shareholders’ equity	$88,191	$84,564

HouseValues, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Quarters ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$2,930	$1,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	354	198
Amortization of intangible assets	152	163
Stock-based compensation	297	21
Deferred income tax expense (benefit)	(334)	(64)
Changes in certain assets and liabilities, net of SOAR Solutions, Inc. acquisition
Accounts receivable	(265)	4
Prepaid expenses and other current assets	343	(11)
Accounts payable	44	(523)
Accrued compensation and benefits	(202)	(31)
Accrued expenses and other current liabilities	(42)	13
Deferred rent	65	—
Deferred revenue	126	194
Income taxes payable	896	412

Net cash provided by operating activities	4,364	2,060

Cash flows from investing activities:
Purchases of short-term investments	(6,299)	—
Sales of short-term investments	4,300	—
Purchases of property and equipment	(1,476)	(153)
Purchases of intangible assets	(41)	—
Acquisition of SOAR Solutions, Inc., net of cash acquired	—	(11)

Net cash used in investing activities	(3,516)	(164)

Cash flows from financing activities:
Issuance costs related to the sale of common stock	(618)	—
Proceeds from exercises of stock options and warrants	218	179
Loan to shareholder	—	(61)

Net cash (used in) provided by financing activities	(400)	118

Net increase in cash and cash equivalents	448	2,014
Cash and cash equivalents at beginning of period	57,562	7,181

Cash and cash equivalents at end of period	$58,010	$9,195